Exhibit 99.2

ITXC Board Authorizes Additional Stock Buyback; Company Revises Future
Guidance

    PRINCETON, N.J.--(BUSINESS WIRE)--March 31, 2003--ITXC Corp. (NASDAQ:ITXC) announced today that its Board of Directors has authorized the expenditure of up to $5 million for the repurchase of ITXC stock.
    This amount is in addition to approximately $200,000 which remains unspent from a $10 million buyback program announced in October 2002.
    When ITXC announced the termination of service to IMT because of nonpayment of bills on February 21, 2003, the Company announced that it would assess the impact of the discontinuation and review the forward guidance that it had previously given. ITXC has now completed that assessment and review.
    According to ITXC Chairman and CEO Tom Evslin: "Besides the immediate loss of traffic which we are working at replacing, there are two other significant effects of this shutoff.
    "One is that we are being extremely cautious in granting credit to the high-growth prepaid calling card segment, in many cases refusing credit completely. This means that we will not benefit from the growth of prepaid calling as much as we would if the industry as a whole were more credit-worthy.
    "The second is that, although we are taking legal steps to recover the money owed us, we may not get all of it back. Because the ultimate collectability is in doubt, our first quarter results will include an additional bad debt reserve of approximately $8.7 million.
    "We are still planning on the basis of reaching free cash flow positive and profitability during the first half of 2004 as we had previously forecast. This will be harder than it would have been had we been able to maintain a more liberal credit policy for the prepaid industry but we believe it is achievable. Our plan is dependent on both our assumptions that there will not be further major disruptions in the telecommunications industry and on very good execution by ITXC of the elements of our strategic plan. We believe our assumptions to be reasonable and that our execution will meet our own high expectations. Nevertheless, we are mindful that we have been wrong in our assumptions before; the IMT incident is an example of the kind of mistake we can make in execution. To be profitable, we depend both on further growth and on some expansion of margins as well as reduced SG&A as a percentage of sales.
    "We had previously indicated that we would have gross revenue of approximately $400 million in 2003. We are discontinuing providing revenue guidance because we are managing for profitability and not for any particular gross sales number.
    "We had previously forecast capital expenditures for 2003 of $25 million. It now appears that that number will be approximately $20 million.
    "We had previously forecast a low point in our cash and cash equivalent reserves of $60 million. Assuming we don't recover any of the $8.7 million owed us by IMT and assuming that the full amount authorized for stock repurchase is actually spent, we do not expect our cash and cash equivalents to go lower than $45 million in the absence of any major transactions or further disappointments."
    Any purchases under ITXC's stock repurchase program may be made, from time-to-time, in the open market, through block trades or otherwise. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice.

    About ITXC

    ITXC Corp. is one of the world's leading carriers based on minutes of international traffic carried. As a carriers' carrier, ITXC serves all major carriers in the US; many incumbent carriers worldwide including China Telecom, PLDT, Telkom South Africa, Telecom Colombia, Telenor, and VSNL; and emerging and competitive carriers including COTAS-Teledata in Bolivia, Vietel in Vietnam and Data Access in India.
    ITXC also serves a growing number of mobile carriers including China Mobile, one of the world's largest mobile carriers. ITXC is the global market share leader in VoIP international calling with approximately 20% of the market, according to TeleGeography 2003.
    ITXC is also the Fastest Growing Technology Company in North America according to the 2002 Deloitte & Touche Technology Fast 500 ranking.

    For more information about ITXC, please visit www.itxc.com.

    Forward-looking statements:

    ITXC has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning ITXC's business, operations and financial condition.
    "Forward-looking statements" consist of all non-historical information. In addition, the words "could", "expects", "anticipates", "objective", "plan", "may affect", "may depend", "believes", "estimates", "projects" and similar words and phrases are also intended to identify such forward-looking statements.
    Actual results could differ materially from those projected in the Company's forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the volatile and competitive environment for Internet telephony and telecommunications; changes in domestic and foreign economic, market, and regulatory conditions; the inherent uncertainty of financial estimates and projections; uncertainty related to the CEO search ITXC has recently announced; uncertainty inherent in litigation; unanticipated technological difficulties; the creditworthiness of our customers; future transactions; and other considerations described as "Risk Factors" in Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and in other filings by the Company with the SEC.
    All such forward-looking statements are current only as of the date on which such statements were made. ITXC does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events. ITXC and ITXC.net are registered trademarks of ITXC Corp.

    CONTACT: ITXC Corp.
             Investor:
             Edward B. Jordan, 609/750-3302
             ir@itxc.com